Exhibit 23.1

MJ Holdings, Inc.

3275 South Jones Blvd.

Las Vegas, Nevada 89146

We consent to the use in this Registration Statement on Form S-1 of our report dated July 26, 2018 relating to the consolidated financial statements of MJ Holdings, Inc. as of and for the years ended December, 2017 and 2016, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey

October 5, 2018